Exhibit 99.2
Arthur Dubroff
520 Broad Street
Newark, New Jersey 07102
September 29, 2005
Dr. Michael M. Goldberg
Chairman and Chief Executive Officer
Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591
Dear Michael:
     I am hereby notifying you of my resignation from the Emisphere Board of Directors, effective immediately.
     As you know, I was opposed to certain terms of the Company’s recently accepted senior secured term loan financing with funds managed by MHR Fund Management LLC and voted against that specific financing at a recent Board meeting. It is clear to me that my views are not consistent with the views of a majority of the Board and my continued service on the Board will detract from momentum the Board is seeking to gather on a variety of initiatives. I wish the Company and its many dedicated and talented employees the best of luck in pursuing those initiatives.
Sincerely,
Arthur Dubroff